CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Amendment No. 5 to Form S-1 of General Cannabis, Inc. for the years ended December 31, 2010 and 2009 of our reports dated December 20, 2011, in its Registration Statement on Form S-1 (No. 333-172543) dated December 20, 2011 relating to the financial statements and financial statement schedules for the two years ended December 31, 2010 listed in the accompanying index.

We hereby consent to the incorporation by reference of our firm under the caption “Experts” included in its Registration Statement on Form S-1 (No. 333-172543) dated December 20, 2011 relating to the financial statements and financial statement schedules for the two years ended December 31, 2010 listed in the accompanying index.

Tarvaran, Askelson & Company, LLP

Laguna Niguel, CA

January 23, 2012